Exhibit 99.1

Jim Umpleby Elected to Chevron’s Board of Directors

SAN RAMON, Calif., Feb. 1, 2018 – Chevron Corporation (NYSE: CVX) announced that Jim Umpleby has been elected to Chevron’s board of directors. Umpleby’s appointment is effective March 1, 2018, and he will serve on the Board Nominating and Governance Committee as well as the Management Compensation Committee.

“Jim Umpleby brings valuable perspective to the Board as chief executive of one of the world’s leading manufacturers of heavy equipment,” said Michael K. Wirth, Chevron’s chairman of the board and chief executive officer. “He has a strong background in varied dimensions that are relevant to Chevron’s business, including international policy, heavy equipment engineering, environmental policy, and global workforce development.”

Umpleby, 59, is Chief Executive Officer and a member of the board of directors of Caterpillar Inc. He joined a Caterpillar subsidiary, Solar Turbines, in 1980, and held leadership positions in a wide variety of functions at Caterpillar. Umpleby was named group president of Caterpillar’s Energy & Transportation business segment in 2013 and assumed the role of CEO on January 1, 2017.

A graduate of the Rose-Hulman Institute of Technology with a Bachelor of Science degree in mechanical engineering, Umpleby has also completed an executive leadership program at the International Institute for Management Development in Lausanne, Switzerland. He serves on Rose-Hulman’s board of trustees, on the board of directors of the US-India Strategic Partnership Forum, and is a member of the Latin America Conservation Council and the Business Roundtable.

Chevron Corporation is one of the world’s leading integrated energy companies. Through its subsidiaries that conduct business worldwide, the company is involved in virtually every facet of the energy industry. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemicals and additives; generates power; and develops and deploys technologies that enhance business value in every aspect of the company’s operations. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.

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Contact:     Kent Robertson    --    +1 925-842-1456